PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-89355




                                     [LOGO]




                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust



     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Biotech HOLDRS" section of the base prospectus shall be replaced with the following:

                                                          Share       Primary
                    Name of Company             Ticker   Amounts  Trading Market
 ---------------------------------------------- ------   -------  --------------
 Affymetrix, Inc.                                AFFX       4         NASDAQ
 Alkermes, Inc.                                  ALKS       4         NASDAQ
 Amgen Inc.                                      AMGN     64.48       NASDAQ
 Applera Corporation--Applied Biosystems Group*   ABI      18           NYSE
 Applera Corporation--Celera Genomics Group*      CRA       4           NYSE
 Biogen IDEC Inc.                                BIIB     26.95       NASDAQ
 Chiron Corporation                              CHIR      16         NASDAQ
 Enzon Pharmaceuticals, Inc.                     ENZN       3         NASDAQ
 Genentech, Inc.                                 DNA       88          NYSE
 Genzyme Corporation                             GENZ      14         NASDAQ
 Gilead Sciences, Inc.                           GILD      32         NASDAQ
 Human Genome Sciences, Inc.                     HGSI       8         NASDAQ
 ICOS Corporation                                ICOS       4         NASDAQ
 MedImmune, Inc.                                 MEDI      15         NASDAQ
 Millennium Pharmaceuticals, Inc.                MLNM      12         NASDAQ
 QLT Inc.                                        QLTI       5         NASDAQ
 Sepracor Inc.                                   SEPR       6         NASDAQ
 Shire Pharmaceuticals Group p.l.c.             SHPGY    6.8271       NASDAQ
 ---------------------

 * The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.